Exhibit 4.2

Execution Version

VIATRIS INC.

€650,000,000

4.250% SENIOR NOTES DUE 2033

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 17, 2026

To

INDENTURE

Dated as of June 17, 2026

the GUARANTORS from time to time party hereto

THE BANK OF NEW YORK MELLON,

as Trustee

ARTICLE 5

Satisfaction and Discharge; Defeasance

Section 5.01.	Applicability of Article IX of the Base Indenture.	22
Section 5.02.	Satisfaction and Discharge.	22
Section 5.03.	Defeasance.	23

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), by and among Viatris Inc., a Delaware corporation (the “Company”), the Guarantors (as defined herein) from time to time party hereto, and The Bank of New York Mellon, as trustee (the “Trustee”), is made and entered into as of this 17th day of June, 2026.

Recitals

The Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of June 17, 2026 (as such indenture has been amended, supplemented or otherwise modified prior to the date hereof, the “Base Indenture”), providing for the issuance of the Company’s debentures, notes, bonds, and other evidences of indebtedness, to be issued in one or more series (the “Securities”).

Pursuant to Section 2.01 of the Base Indenture, the Company desires to provide for the establishment of a new series of Securities under the Base Indenture to be known as its “4.250% Senior Notes due 2033” (the “2033 Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture.

The Company has requested that the Trustee execute and deliver this Supplemental Indenture, which is being entered into pursuant to the provisions of Section 2.02 and 8.01 of the Base Indenture.

All conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

This Supplemental Indenture shall modify the Base Indenture only with respect to the 2033 Notes.

Agreements of the Parties

To set forth or to provide for the establishment of the terms and conditions upon which the 2033 Notes are and are to be authenticated, issued, and delivered, and in consideration of the premises thereof, and the purchase of the 2033 Notes by the Holders thereof, the Company, the Guarantors and the Trustee mutually covenant and agree as follows, for the equal and proportionate benefit of all Holders from time to time of the 2033 Notes:

ARTICLE 1
Definitions and Other Provisions of General Application

Section 1.01.     Definitions.  (a) For all purposes of this Supplemental Indenture, except as expressly provided or unless the context otherwise requires:

(i)        the terms defined by the Base Indenture and used in this Supplemental Indenture and not otherwise defined in this Supplemental Indenture have the meanings assigned to them in the Base Indenture;

(ii)     for the avoidance of doubt, Sections 1.03 and 1.04 of the Base Indenture shall apply when interpreting this Supplemental Indenture; and

(iii)      all references in this Supplemental Indenture to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this instrument as originally executed. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section, or other subdivision.

(b)          For all purposes of this Supplemental Indenture, the following terms shall have the following meanings:

“2033 Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture. The Initial 2033 Notes and the Additional 2033 Notes, if any, shall be treated as a single class as specified in this Supplemental Indenture.

“Additional 2033 Notes” means any Securities (other than the Initial 2033 Notes) issued under this Supplemental Indenture in accordance with Section 2.08 hereof, as part of the same series as the Initial 2033 Notes.

“Base Indenture” has the meaning set forth in the preamble to this Supplemental Indenture.

“Below Investment Grade Rating Event” means the rating on the 2033 Notes from each of the Rating Agencies that made a rating of the 2033 Notes publicly available prior to the date of the public notice of the arrangement that could result in such Change of Control is both (i) lowered in respect of a Change of Control and (ii) below an Investment Grade Rating, in the case of each of clauses (i) and (ii), on or within 60 days after the earlier of (A) the occurrence of a Change of Control or (B) public notice of the occurrence of the Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended until the ratings are announced if, during such 60-day period, the rating of such notes is under publicly announced consideration for possible downgrade by each of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Company shall request the Rating Agencies to make such confirmation in connection with any Change of Control and shall promptly certify to the Trustee as to whether or not such confirmation has been received or denied.

“Change of Control” means the occurrence of any of the following events:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company (other than a Wholly Owned Subsidiary);

(b)         the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than a Wholly Owned Subsidiary), or any Person consolidates with or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(i)         the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation, and

(ii)        the holders of the Voting Stock of the Company, immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company, or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

(c)         the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under Section 5.01 of the Base Indenture.

“Change of Control Offer” has the meaning specified in Section 3.04 hereof.

“Change of Control Purchase Date” has the meaning specified in Section 3.04 hereof.

“Change of Control Purchase Price” has the meaning specified in Section 3.04 hereof.

“Change of Control Repurchase Event” means, with respect to the 2033 Notes, the occurrence of a Change of Control together with a Below Investment Grade Rating Event with respect to the 2033 Notes.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the Par Call Date of the 2033 Notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the applicable Comparable Government Bond on the basis of the middle market price of such Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Consolidated Net Tangible Assets” means, with respect to the Company, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Company and its Subsidiaries.

“Finco Indebtedness” means indebtedness for borrowed money of Finco owed to a Person, other than the Company or any Subsidiary of the Company, that has an aggregate principal amount or committed amount in excess of $500.0 million.

“Fitch” means Fitch Ratings, Inc., also known as Fitch Ratings, or any successor to the rating agency business thereof.

“Global 2033 Note” means a permanent global 2033 Note substantially in the form of Exhibit A attached hereto that bears the global note legend set forth therein and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for. The term “Incurrence” when used as a noun has a correlative meaning.

“Initial 2033 Notes” means the €650,000,000 aggregate principal amount of the 2033 Notes issued under this Supplemental Indenture on the date hereof.

“Investment Grade Rating” means (i) with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent), (ii) with respect to Fitch, a rating equal to or higher than BBB- (or the equivalent) and (iii) with respect to any Rating Agency selected by the Company as a replacement for Moody’s or Fitch in accordance with the definition of “Rating Agency”, the equivalent investment grade rating from such replacement Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Outstanding”, when used with respect to the 2033 Notes means, as of the date of determination, all such 2033 Notes theretofore authenticated and delivered under this Indenture, except:

(a)          such 2033 Notes theretofore canceled by the Trustee or delivered by the Company to the Trustee for cancellation;

(b)          such 2033 Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited in trust with the Trustee or with the Paying Agent; provided, in any case, that if such 2033 Notes are to be redeemed prior to their Scheduled Maturity Date, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made; and

(c)          such 2033 Notes in exchange for or in lieu of which other 2033 Notes have been authenticated and delivered pursuant to this Indenture, or which shall have been paid, in each case, pursuant to the terms of Section 2.09 of the Base Indenture (except with respect to any such 2033 Note as to which proof satisfactory to the Trustee is presented that such 2033 Notes is held by a Person in whose hands such 2033 Note is a legal, valid, and binding obligation of the Company).

“Par Call Date” means April 17, 2033.

“Paying Agency Agreement” means that Paying Agency Agreement, dated as of the date hereof, between the Company and the Paying Agent.

“Paying Agent” means any Person appointed by the Company to distribute amounts payable by the Company on the 2033 Notes. The Bank of New York Mellon, London Branch, is appointed as Paying Agent pursuant to the Paying Agency Agreement.

“Permitted Liens” means, with respect to any Person:

(a)        pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, performance bonds or obligations of a like nature or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(b)        Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Subsidiary of the Company to provide collateral to the depositary institution;

(c)        Liens for taxes, assessments or other governmental charges or claims, in each case not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(d)         Liens in favor of issuers of performance and surety bonds or bid bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e)       minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;

(f)          Liens securing indebtedness Incurred after the Issue Date in respect of Purchase Money Indebtedness and refinancing indebtedness in respect thereof;

(g)         Liens existing on the Issue Date;

(h)        Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(i)        Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(j)          Liens securing indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly-owned subsidiary of such Person;

(k)        Liens securing Hedging Obligations so long as such Hedging Obligations are not entered into for speculative purposes, it being understood that any Hedging Obligations entered into in connection with the issuance of the Company’s or any of its Subsidiaries’ outstanding or future indebtedness shall not be considered speculative;

(l)          any Lien on accounts receivable and related assets of the types specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(m)        (a) Liens in favor of the Company or any Guarantor and (b) Liens on the property of any Subsidiary of the Company in favor of any other Subsidiary of the Company;

(n)         leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business which do not materially interfere with the conduct of the business of the Company and its Subsidiaries and which do not secure any indebtedness;

(o)         Liens securing judgments, decrees, orders or awards for the payment of money not constituting an event of default in respect of which the Company or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired;

(p)          Liens created for the benefit of (or to secure) the 2033 Notes (or the Guarantees of the 2033 Notes);

(q)        Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)       Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Subsidiary of the Company in the ordinary course of business;

(s)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t)         Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(u)         Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(v)         grants of software and other technology licenses in the ordinary course of business;

(w)       Liens on equipment of the Company or any Subsidiary of the Company granted in the ordinary course of business to the Company’s or such Subsidiary’s supplier at which such equipment is located;

(x)        Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Subsidiaries in the ordinary course of business;

(y)        Liens incurred to secure cash management services or to implement cash pooling or sweep arrangements to permit satisfaction of overdraft or similar obligations in the ordinary course of business;

(z)        Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution or as to purchase orders and other agreements entered into with customers in the ordinary course of business;

(aa)       any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(bb)       Liens on securities that are the subject of repurchase agreements;

(cc)       Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(dd)       Liens arising solely from precautionary Uniform Commercial Code financing statements or similar filings;

(ee)       ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Subsidiary of the Company;

(ff)        Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9), (10), (11), (12) or (14); provided, however, that:

(i)        such new Lien shall be limited to all or part of the same property (plus improvements on such property) and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(ii)       the indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the indebtedness described under the foregoing clauses (7), (8), (9), (10), (11), (12) or (14) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(gg)       Liens incurred in the ordinary course of business by any Subsidiary of the Company, so long as such Subsidiary is maintained as a special purpose self-insurance Subsidiary of the Company;

(hh)      Liens on equity interests of any Person formed for the purposes of engaging in activities in the renewable energy sector (including refined coal) that qualify for federal tax benefits allocable to the Company and its Subsidiaries in which the Company or any Subsidiary of the Company has made an investment and Liens on the rights of the Company and its Subsidiaries under any agreement relating to any such investment;

(ii)        any Lien arising under Article 24, 25 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;

(jj)         any netting or set-off arrangement entered into by the Company or any Subsidiary of the Company in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances;

(kk)       any Lien, including any netting or set-off, arising by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes of which any Subsidiary of the Company is or has been a member;

(ll)        Liens on cash and cash equivalents deposited as cash collateral on letters of credit;

(mm)    Liens on “earnest money” or similar deposits or other cash advances in connection with acquisitions or consisting of an agreement to dispose of any property in a disposition, including customary rights and restrictions contained in such agreements; and

(nn)       other Liens securing indebtedness in an aggregate principal amount for the Company and its Subsidiaries not exceeding at the time such Lien is created or assumed the greater of (i) $1,300 million and (ii) 15% of Consolidated Net Tangible Assets, at any one time outstanding.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Company may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Company may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

“Purchase Money Indebtedness” means indebtedness Incurred to finance the acquisition, development, construction or lease by the Company or a Subsidiary of the Company of Property, including additions and improvements thereto, where the maturity of such indebtedness does not exceed the anticipated useful life of the Property being financed; provided, however, that such indebtedness is Incurred within 270 days after the completion of the acquisition, development, construction or lease of such Property by the Company or such Subsidiary.

“Rating Agencies” means (1) each of Moody’s and Fitch and (2) if any one or more of Moody’s or Fitch shall not make a rating of the 2033 Notes publicly available, any one or more, as applicable, “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for any one or more, as applicable, of Moody’s or Fitch.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other indebtedness in exchange or replacement for, such indebtedness. “Refinancing” has a correlative meaning.

“Relevant Taxing Jurisdiction” means the United States, the Netherlands or any other jurisdiction in which the Company or any Guarantor or, in each case, any successor person substituted in accordance with this Indenture may be organized or resident for tax purposes, as applicable, or any political subdivision or taxing authority thereof or therein.

“Supplemental Indenture” has the meaning set forth in the preamble to this Supplemental Indenture.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(c)         For all purposes of the Base Indenture and this Supplemental Indenture, the following terms shall have the following definitions, which, for the avoidance of doubt, shall replace the definitions of such terms in the Base Indenture for all purposes of the 2033 Notes:

“Agent” means any Security Registrar, Paying Agent, or Transfer Agent.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a (1) day on which banking institutions in the place of payment for the notes are authorized or obligated by law or executive order to close or (2) day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, is closed.

“Depositary” means, with respect to the 2033 Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.05 hereof as the Depositary with respect to the 2033 Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of the Base Indenture and this Supplemental Indenture.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy less any tax, assessment or other governmental charge payable as a result of or arising out of the disposition of such asset or property. Fair Market Value shall be determined in good faith by the Company.

“Guarantor” means (i) Mylan Inc., Mylan II B.V. and Utah Acquisition Sub Inc. and (ii) any other Subsidiary of the Company that Guarantees the 2033 Notes from time to time, in the case of each of clauses (i) and (ii), during such periods that such entity Guarantees the 2033 Notes in accordance with the terms of this Indenture.

“Holder” means the Person in whose name a note is registered on the 2033 Note register.

“Interest Payment Date” means any date on which an installment of interest on the 2033 Notes is scheduled to be paid.

“Issue Date” means June 17, 2026, the date on which the Initial 2033 Notes are initially issued.

“Redemption Date” when used with respect to any of the 2033 Notes to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” when used with respect to any of the 2033 Notes to be redeemed, means the price specified in such note at which it is to be redeemed pursuant to this Indenture.

“Triggering Indebtedness” means indebtedness for borrowed money of the Company owed to a Person, other than the Company or any Subsidiary of the Company, that has an aggregate principal amount or committed amount in excess of $500.0 million.

Section 1.02.      Notices, etc., to Trustee, Agents and Company.  Any request, order, authorization, direction, consent, waiver, or other action to be taken by the Trustee, an Agent, the Company or the Holders hereunder (including any Authentication Order), and any notice to be given to the Trustee, an Agent or the Company with respect to any action taken or to be taken by the Trustee, such Agent, the Company or the Holders hereunder, shall be sufficient if made in writing and delivered electronically or mailed by registered first-class mail postage pre-paid, return receipt requested, to the following addresses:

If to the Trustee:

The Bank of New York Mellon
500 Ross Street, 12th Floor
Pittsburgh, PA 15262
Attention: Corporate Trust Administration
Email: Nestor.F.Tapia@bny.com
Tel: 412-234-8307

If to the Company or any Guarantor:

Viatris Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
Attention: Corporate Secretary; Head of Global Treasury
Email: corporatesecretary@viatris.com; John.Miraglia@viatris.com

With a copy to:

Cravath, Swaine & Moore LLP
375 Ninth Avenue
New York, NY 10001
Attention: Ryan J. Patrone
Email: rpatrone@cravath.com

All notices, approvals, consents, requests and any communications hereunder may be delivered using Electronic Means. The Company agrees to assume all risks arising out of the use of using digital signatures and Electronic Means to submit communications to Trustee or an Agent, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 1.03.    Provisions of General Application.  The provisions of Sections 12.01 (Trust Indenture Act Controls), 12.08 (Governing Law; Waiver of Jury Trial; Jurisdiction), 12.09 (No Adverse Interpretation of Other Agreements), 12.10 (Successors), 12.11 (Separability), 12.12 (Counterpart Originals), 12.13 (Table of Contents, Headings, etc.), 12.14 (Benefits of Indenture) and 12.15 (Electronic Delivery) of the Base Indenture shall apply to this Supplemental Indenture, mutatis mutandis.

Section 1.04.     Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

(1)         Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in this Indenture or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of the Paying Agent arising under this Indenture or any such other document, to the extent such liability is unsecured or not otherwise exempted, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto; and

(ii)         the effects of any Bail-In Action on any such liability, including, if applicable:

(A)         a reduction in full or in part or cancellation of any such liability;

(B)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such party, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Indenture or any other agreement; or

(C)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

For the purpose of this Section 1.04 the following terms shall have the following meanings:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority to exercise Write-Down and Conversion Powers.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation in the United Kingdom to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.05.     Immunity of Directors, Officers, Employees and Equityholders. No present, past or future director, member, partner, officer, employee or equityholder of the Company, any Guarantor or any of their respective Subsidiaries will have any liability for any of the Company’s or any Guarantor’s obligations under the 2033 Notes, the Base Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation (other than the Guarantors in respect of their respective Guarantees of the notes and the Company in respect of the notes). Each holder of the 2033 Notes by accepting a 2033 Note waives and releases all such liability. The waiver and release are part of the consideration for the execution of this Supplemental Indenture and the issuance of the 2033 Notes.

Section 1.06.     Qualification of Indenture. The Company shall qualify the Base Indenture, as amended and supplemented by this Supplemental Indenture, under the TIA.

Section 1.07.     Relationship with Base Indenture.  The terms and provisions contained in this Supplemental Indenture will constitute, and are hereby expressly made, a part of the Base Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, however, that the provisions of this Supplemental Indenture shall apply solely with respect to the 2033 Notes only and that, except as expressly supplemented hereby with respect to the 2033 Notes, the Base Indenture shall continue in full force and effect and is in all respects confirmed, ratified and preserved. To the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling with respect to the 2033 Notes.

By execution of this Supplemental Indenture, the Trustee accepts the modification of the Base Indenture effected hereby with respect to the 2033 Notes only, and agrees to execute the trust created by the Base Indenture as supplemented hereby. All of the other provisions contained in the Base Indenture in respect to the rights, privileges, immunities, indemnities, protections, powers and duties of the Trustee and the Agents shall be applicable in respect of this Indenture as fully and with like effect as if set forth herein in full.

Notwithstanding anything contained in this Supplemental Indenture or the Base Indenture to the contrary, this Supplemental Indenture shall not be deemed to amend or modify the Base Indenture with respect to any series of Securities that may be issued under the Base Indenture other than the 2033 Notes.

ARTICLE 2
The 2033 Notes

There is hereby authorized the following new series of Securities:

Section 2.01.     Form of 2033 Note and Dating.

(a)         The 2033 Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The 2033 Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.

(b)          The 2033 Notes shall be dated the date of their authentication.

Section 2.02.      Designation and Principal Terms.

(a)         The 2033 Notes are hereby authorized and designated as the “4.250% Senior Notes due 2033.”

(b)         The 2033 Notes shall initially be in an aggregate principal amount of €650,000,000, shall bear interest at a rate of 4.250% per annum, shall have a scheduled maturity date of June 17, 2033 (the “Scheduled Maturity Date”) and are subject to optional redemption, including optional redemption for tax reasons, at any time prior to the Scheduled Maturity Date pursuant to the terms set forth in Article 4 hereof. The 2033 Notes shall be denominated in euro.

(c)         The date from which interest shall accrue on the 2033 Notes, the Interest Payment Date of the 2033 Notes, the record date with respect to each payment of interest on the 2033 Notes and all other terms of the 2033 Notes are set forth in the form of 2033 Note attached hereto as Exhibit A.

(d)         The 2033 Notes shall be redeemable at the option of the Company as set forth in Article 4 hereof. Subject to Section 3.04 hereof, the 2033 Notes shall not be redeemable at the option of the Holders.

(e)         The 2033 Notes shall not be subject to, nor entitled to the benefit of, any sinking fund.

(f)         The 2033 Notes shall be unsecured and unsubordinated indebtedness of the Company and shall rank equally with all of the Company’s other unsecured and unsubordinated outstanding from time to time.

(g)        The 2033 Notes shall initially be fully and unconditionally guaranteed, jointly and severally, on an unsecured and unsubordinated basis by the Guarantors to the extent described in this Indenture. Each Guarantor’s Guarantee of the 2033 Notes shall be an unsecured and unsubordinated obligation of such Guarantor and shall rank equally with all of such Guarantor’s other unsecured and unsubordinated indebtedness outstanding from time to time.

(h)        The terms and provisions contained in the 2033 Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, the Agents and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the 2033 Notes conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

Section 2.03.   Denominations.  The 2033 Notes shall be issuable only in fully registered book-entry form, without interest coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Section 2.04.    Global Form.  The 2033 Notes shall be issued in global form substantially in the form of Exhibit A attached hereto (including the legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global 2033 Note shall represent such of the 2033 Notes then Outstanding as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of the 2033 Notes then Outstanding from time to time endorsed thereon and that the aggregate principal amount of the 2033 Notes then Outstanding represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global 2033 Note to reflect the amount of any increase or decrease in the aggregate principal amount of the 2033 Notes then Outstanding represented thereby shall be made by the Trustee.

Section 2.05.      Depositary.  The Company initially appoints Euroclear Bank SA/NV, Belgium (“Euroclear”), as operator of the Euroclear securities settlement system, and Clearstream Banking S.A., Luxembourg (“Clearstream”) to act as Depositary with respect to the Global 2033 Notes.

Section 2.06.      [Reserved.]

Section 2.07.    ISIN Number.  The Company in issuing the 2033 Notes may use International Securities Identification Numbers (“ISIN”), and, if so, the Trustee will use ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the 2033 Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the 2033 Notes, and any such redemption will not be affected by any defect in or the omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the ISIN numbers.

Section 2.08.     Issuance of Additional 2033 Notes.  The Company will be entitled, upon delivery of an Officer’s Certificate and an Opinion of Counsel, to issue Additional 2033 Notes under this Supplemental Indenture which will have identical terms as the Initial 2033 Notes issued on the date hereof, other than with respect to the date of issuance and issue price; provided that, if any Additional 2033 Notes are not treated as part of the same issue as the Initial 2033 Notes for U.S. federal income tax purposes, such Additional 2033 Notes will be issued with a separate ISIN number. The Initial 2033 Notes issued on the date hereof and any Additional 2033 Notes issued will be treated as a single class for all purposes under this Supplemental Indenture. With respect to any Additional 2033 Notes, the Company will set forth in an Officer’s Certificate, a copy of each which will be delivered to the Trustee, the following information:

(a)         the aggregate principal amount of such Additional 2033 Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and

(b)          the issue price, the issue date and the ISIN number of such Additional 2033 Notes.

Section 2.09.     Security Registrar, Paying Agent and Transfer Agent. The Company initially appoints The Bank of New York Mellon to act as the Transfer Agent and Security Registrar with respect to the 2033 Notes upon the terms and conditions herein contained herein. The Bank of New York Mellon hereby accepts such respective appointments. In acting hereunder and in connection with the 2033 Notes, the Security Registrar and the Transfer Agent shall act solely as agents of the Company, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder. In acting hereunder, each Agent shall be entitled to the rights, privileges, immunities, indemnities, protections, powers and duties of the Trustee and the Agents under the Base Indenture.

For so long as the 2033 Notes are admitted to the Official List of Euronext Dublin and for trading on its Global Exchange Market and the rules of such exchange so require, the Company will deliver a notice of any change of paying agent, transfer agent, registrar or trustee for the 2033 Notes to the Companies’ Announcement Office of Euronext Dublin

Section 2.10.     Payment of Notes.  The Company shall promptly make all payments in respect of the 2033 Notes on the dates and in the manner provided in the 2033 Notes and this  Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Paying Agent (other than the Company) holds by 10:00 a.m., London time, one Business Day prior to the due date, money, deposited by the Company or an Affiliate thereof, sufficient to pay the installment. Except in the case of a redemption or a Change of Control Offer, accrued and unpaid interest on any 2033 Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that 2033 Note is registered at the close of business on the applicable record date for such interest in the Security Register, which will be the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding such Interest Payment Date. The Company shall (in immediately available funds), to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest from the original due date to the date paid, at the rate applicable to the 2033 Note, which interest shall be payable on demand.  The Company  will make payments in respect of the 2033 Notes represented by the Global 2033 Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global 2033 Note.

ARTICLE 3
Covenants

In addition to the covenants set forth in Article IV of the Base Indenture (for the avoidance of doubt, as modified by this Supplemental Indenture), the following additional covenants shall apply with respect to the 2033 Notes.

Section 3.01.    Payment of Principal, Premium and Interest. The Company or, if applicable, any Guarantor pursuant to its Guarantee of the 2033 Notes as provided herein, for the benefit of the 2033 Notes, will duly and punctually pay in euro the principal of, premium, if any, and interest, if any, on the 2033 Notes in accordance with the applicable terms of the 2033 Notes, the Paying Agency Agreement and this Indenture. An installment of principal of, premium or interest on such 2033 Notes shall be considered paid on the date it is due if the Trustee or a Paying Agent for such 2033 Notes (other than the Company or an Affiliate of the Company) holds one Business Day prior to that date immediately available funds designated for and sufficient to pay such installment.

Section 3.02.     Liens.  The Company will not, and will not permit any Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock held by the Company or such Subsidiary), whether owned on the Issue Date or thereafter acquired, securing any indebtedness for borrowed money of the Company or a Domestic Subsidiary, other than Permitted Liens, without effectively providing that the 2033 Notes shall be secured equally and ratably with (or prior to) such indebtedness so secured for so long as such indebtedness is so secured.

Notwithstanding the foregoing, any Lien securing the 2033 Notes or such Guarantee pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by all holders of the Initial Lien (including any deemed release upon payment in full of all obligations under the applicable indebtedness).

Section 3.03.    Limitation on Sale Leaseback Transactions.  Neither the Company nor any Domestic Subsidiary of the Company will enter into any Sale Leaseback Transaction with respect to any property unless (i) the Company or such Domestic Subsidiary would be entitled to create a Lien on such property securing Attributable Debt without equally and ratably securing the 2033 Notes pursuant to the provisions of Section 3.02 hereof and (ii) the gross proceeds received by the Company or any such Domestic Subsidiary in connection with such Sale Leaseback Transaction are at least equal to the Fair Market Value of such property.

Notwithstanding the foregoing, the Company or any Domestic Subsidiary of the Company may enter into a Sale Leaseback Transaction if (x) during the twelve months following the effective date of the Sale Leaseback Transaction, the Company or any Domestic Subsidiary of the Company applies an amount equal to the greater of the net proceeds of such sale or transfer and the Fair Market Value of the property that the Company or the applicable Domestic Subsidiary leases in the transaction to (i) the voluntary retirement of the 2033 Notes or other indebtedness of the Company or any Domestic Subsidiary of the Company, provided that such indebtedness ranks pari passu or senior to the 2033 Notes or is indebtedness of a Subsidiary of the Company that is not a Guarantor, or (ii) the acquisition, purchase, construction, development, extension or improvement of any property or assets of the Company or any Domestic Subsidiary of the Company used or to be used by or for the benefit of the Company or any Domestic Subsidiary of the Company in the ordinary course of business, or (y) the Company or such Domestic Subsidiary equally and ratably secures the 2033 Notes as described in Section 3.02.

Section 3.04.      Purchase of Notes Upon a Change of Control Repurchase Event.

(a)         If a Change of Control Repurchase Event occurs with respect to the 2033 Notes, unless the Company has exercised its right to redeem the 2033 Notes, each Holder shall have the right to require that the Company purchase all or any part (in denominations of €100,000 and integral multiples of €1,000 in excess thereof) of such Holder’s 2033 Notes pursuant to the offer described below (a “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Company will offer to purchase all of the 2033 Notes at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of the 2033 Notes to be purchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase (the “Change of Control Purchase Date”). If the Change of Control Purchase Date, however, is on or after a regular record date and on or before the related Interest Payment Date, the accrued and unpaid interest thereon, if any, will be paid to the person in whose name the note is registered at the close of business on such regular record date, and no additional interest will be payable to Holders whose notes are subject to purchase by the Company. Within 30 days after any Change of Control Repurchase Event with respect to the 2033 Notes or, at the Company’s option, prior to such Change of Control Repurchase Event but after the related Change of Control is publicly announced (provided that a definitive agreement is in place for such Change of Control), the Company must cause written notice of the Change of Control Repurchase Event to be distributed to the Trustee, and the Trustee will then promptly forward such notice to each Holder of 2033 Notes, by first-class mail, postage prepaid, at its address appearing in the security register or pursuant to applicable depositary procedures. The notice must state, among other things:

(i)          that a Change of Control Repurchase Event has occurred or may occur with respect to the 2033 Notes and the date of such event;

(ii)         the purchase price and the purchase date which shall be fixed by the Company on a Business Day no earlier than 10 days nor later than 60 days from the date the notice is sent, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the purchase date may not occur prior to, and the purchase date shall be extended (including to a date more than 60 days from the date the notice is sent) to, the closing of the Change of Control;

(iii)        that any 2033 Note not tendered will continue to accrue interest;

(iv)       that, unless the Company defaults in the payment of the Change of Control Purchase Price, any 2033 Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date;

(v)         other procedures that a Holder of 2033 Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer;

(vi)        that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Purchase Date, an electronic transmission or letter setting forth the name of the Holder, the principal amount of 2033 Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the 2033 Notes purchased; and

(vii)       that Holders whose 2033 Notes are being purchased only in part will be issued new 2033 Notes equal in principal amount to the unpurchased portion of the 2033 Notes surrendered, which unpurchased portion must be equal to €1,000 in principal amount or an integral multiple thereof.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of 2033 Notes in connection with a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.04, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.04 by virtue of such conflict.

(b)         On the Change of Control Purchase Date, the Company shall, to the extent lawful, (i) accept for payment all 2033 Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all 2033 Notes or portions thereof properly tendered and (iii) deliver or cause to be delivered to the Trustee (by book entry) the 2033 Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of 2033 Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly deliver to each Holder of 2033 Notes properly tendered the Change of Control Purchase Price for such 2033 Notes, and the Trustee shall promptly cause to be transferred by book entry to each Holder an interest in the 2033 Notes equal in principal amount to any unpurchased portion of the 2033 Notes surrendered by such Holder, if any; provided, that each such 2033 Note shall be in a principal amount of €100,000 and integral multiples of €1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The Company may exercise its right to redeem all or a portion of the 2033 Notes, as described herein, even if a Change of Control Offer is made. The Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event or to repurchase the 2033 Notes pursuant to this Section 3.04 if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 3.04 and all other provisions of this Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all 2033 Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) the Company has exercised the right to redeem all of the 2033 Notes as described herein.

Section 3.05.      2033 Note Guarantees.

(a)         The 2033 Notes and the obligations of the Company under the Indenture shall initially be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Guarantors on the terms and subject to the conditions set forth in this Indenture (including, without limitation, Article X of the Base Indenture (for the avoidance of doubt, as modified by this Supplemental Indenture) and the provisions of this Section 3.05). For the avoidance of doubt, the obligations of each Guarantor under its Guarantee of the 2033 Notes shall be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering its Guarantee of the 2033 Notes, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b)        Section 4.04 of the Base Indenture will apply to the 2033 Notes; provided that the provisions set forth below shall replace in its entirety the first paragraph of Section 4.04 of the Base Indenture:

“If any Subsidiary of the Company (other than Finco or a Receivables Entity) that was not a Guarantor at the time of the execution of this Supplemental Indenture becomes a guarantor or an obligor in respect of any Triggering Indebtedness, within 10 Business Days of such event, the Company shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary shall agree to Guarantee the 2033 Notes, fully and unconditionally and on a senior unsecured basis; provided that in no event shall a Subsidiary of the Company be required to provide a Guarantee of the 2033 Notes if the Company reasonably determines that such Guarantee is prohibited by, or would be unduly burdensome under, applicable laws or would result in adverse tax consequences to the Company or any of its Subsidiaries. The form of such joinder to this Supplemental Indenture is attached hereto as Exhibit B.

So long as any Finco Indebtedness remains outstanding, if Finco acquires and holds any material assets, other than (i) any intercompany notes or receivables or (ii) any proceeds from any indebtedness issued by Finco, within 10 Business Days of such event, the Company shall cause Finco to enter into a supplemental indenture pursuant to which Finco shall agree to Guarantee the 2033 Notes, fully and unconditionally and on a senior unsecured basis, provided that in no event shall Finco be required to provide a Guarantee of the 2033 Notes if the Company reasonably determines that such Guarantee is prohibited by, or would be unduly burdensome under, applicable laws or would result in adverse tax consequences to the Company or any of its Subsidiaries.”

(c)          Solely with respect to the 2033 Notes, the provisions set forth below shall replace in its entirety Section 10.07 of the Base Indenture:

“The Guarantee of the 2033 Notes by any Guarantor will be automatically and unconditionally terminated and released, without any action on the part of the Trustee, any Holder or any other Person:

(i)          upon a sale or disposition of such Guarantor in a transaction that complies with this Indenture such that such Guarantor ceases to be a Subsidiary of the Company;

(ii)         if the Company exercises its Legal Defeasance option or Covenant Defeasance option with respect to the 2033 Notes or if the Company’s obligations under this Indenture are discharged with respect to the 2033 Notes in accordance with the terms of this Indenture;

(iii)        (1) in the case of any Guarantee by Finco, upon Finco no longer holding any material assets, other than (A) any intercompany notes or receivables or (B) any proceeds from any indebtedness issued by Finco and (2) in the case of any Guarantee by any Guarantor other than Finco, upon such Guarantor no longer being an issuer or guarantor in respect of (A) Mylan Notes that have an aggregate principal amount in excess of $500.0 million or (B) any Triggering Indebtedness, in the case of each of clauses (2)(A) and (B), excluding any indebtedness or Guarantees, as applicable, that are being concurrently released; or

(iv)        upon receipt of the consent of the holders of a majority of the aggregate principal amount of the outstanding 2033 Notes in accordance with Article VIII of the Base Indenture.”

(d)          Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the First Supplemental Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its 2033 Note Guarantee.

(e)         Any Guarantor not released from its obligations under its 2033 Note Guarantee shall remain liable for the full amount of principal of and interest on the 2033 Notes and for the other obligations of any Guarantor under this Supplemental Indenture as provided in this Section 3.05.

ARTICLE 4
Redemption of 2033 Notes by the Company

Section 4.01.     Optional Redemption.

(a)         Prior to the Par Call Date, the Company may redeem the 2033 Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)        the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 25 basis points, and

(ii)       100% of the principal amount of the 2033 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

(b)        On or after the Par Call Date, the Company may redeem the 2033 Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the 2033 Notes being redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

(c)         Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the 2033 Notes or portions thereof called for redemption.

(d)         Subject to the other provisions of this Section 4.01, any redemption pursuant to this Section 4.01 shall be made pursuant to the provisions of Article III of the Base Indenture.

(e)         Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but (except in the case of a redemption subject to one or more conditions precedent, as described below) no more than 60 days before the Redemption Date to each Holder of 2033 Notes to be redeemed, at its registered address. The notice of redemption for the 2033 Notes to be redeemed will state, among other things, the amount of such 2033 Notes to be redeemed, the Redemption Date, and the place or places that payment will be made upon presentation and surrender of 2033 Notes to be redeemed.

(f)         Notwithstanding anything to the contrary in this Indenture, notice of any redemption of, or any offer to purchase, the 2033 Notes may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. If a notice of redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date or purchase date or by the redemption date or purchase date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if the Company reasonably believes that any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice or offer that payment of the redemption or purchase price and performance of the Company’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

(g)        If less than all of the 2033 Notes are to be redeemed, the 2033 Notes to be redeemed will be selected in accordance with applicable depositary procedures or, solely in the case of definitive notes, by lot on a pro rata basis; provided, however, that no 2033 Notes of a principal amount of €100,000 or less shall be redeemed in part. If any 2033 Note is to be redeemed in part only, the notice of redemption that relates to the 2033 Note will state the portion of the principal amount of the note to be redeemed. A new 2033 Note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the 2033 Note upon surrender for cancellation of the original 2033 Note.

(h)        If, as a result of any change in, or amendment to, the laws (or any regulations, rulings or treaties promulgated under the laws) of any Relevant Taxing Jurisdiction, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations, rulings or treaties, which change or amendment is announced or becomes effective on or after June 12, 2026, the Company or any Guarantor becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described in Section 5 of the Global 2033 Notes with respect to the 2033 Notes, then the Company may at its option redeem, in whole, but not in part, the 2033 Notes on not less than 10 nor (except in the case of a redemption subject to one or more conditions precedent, as described in Section 4.01(f)) more than 60 days prior notice, at a Redemption Price equal to 100% of principal amount of the 2033 Notes, together with interest accrued but unpaid on the 2033 Notes to the date fixed for redemption.

(i)          For so long as any 2033 Notes are admitted to the Official List of Euronext Dublin and admitted for trading on its Global Exchange Market and the rules of Euronext Dublin so require, any such notice to the holders of the relevant notes shall also be delivered to the Companies’ Announcements Office of Euronext Dublin and, in connection with any redemption, the Company will notify Euronext Dublin of any change in the principal amount of the 2033 Notes outstanding.

(j)         Neither the Trustee nor the Paying Agent shall have any obligation to determine, calculate or verify the calculation of the Redemption Price or the Comparable Government Bond Rate. The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Section 4.02.    Mandatory Redemption.  Except as set forth in Section 3.04, the Company shall not have any mandatory redemption obligation with respect to the 2033 Notes.

Section 4.03.    Deposit of Redemption Price.  On or prior to 10:00 a.m. (London Time) one Business Day prior to the Redemption Date, the Company shall deposit with the Paying Agent an amount of money sufficient to pay the Redemption Price for the 2033 Notes which are to be redeemed on that date.

ARTICLE 5
Satisfaction and Discharge; Defeasance

Section 5.01.    Applicability of Article IX of the Base Indenture.

Article IX of the Base Indenture will apply to the 2033 Notes, subject to the procedures and modifications described in this Article 5.

Section 5.02.    Satisfaction and Discharge.

(a)          Solely with respect to the 2033 Notes, the provisions set forth below shall replace in its entirety Section 9.02(a) of the Base Indenture:

“(a) This Indenture will be discharged and will cease to be of further effect with respect to the 2033 Notes (except as to rights of registration of transfer or exchange of 2033 Notes and rights to receive principal of and premium, if any, and interest on the 2033 Notes) as to all Outstanding 2033 Notes issued hereunder when:

(1)	either:

(A)
all the 2033 Notes that have been authenticated and delivered (except lost, stolen or destroyed 2033 Notes which have been replaced or paid and 2033 Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

(B)
all 2033 Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or are to be called for redemption, within one year or (iii) have been called for redemption, and, in any case, the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders of the 2033 Notes, cash in euros, non-callable government obligations of any member nation of the European Union whose official currency is the euro, certificates, depository receipts or other instruments which evidence a direct ownership interest in such obligations or principal or interest payments due in respect thereof, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay when due the principal of, premium, if any, and interest on the 2033 Notes not theretofore delivered to the Trustee for cancellation,

(2)	the Company or any Guarantor has paid all sums payable by it under this Indenture, and

(3)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the 2033 Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.”

Section 5.03.    Defeasance.

(a)          Solely with respect to the 2033 Notes, the provisions set forth below shall replace in its entirety Section 9.03 of the Base Indenture:

“In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the 2033 Notes:

(a) the Company must irrevocably deposit with the Trustee or other agent, as trust funds, in trust solely for the benefit of the Holders of the 2033 Notes, cash in euros, non-callable government obligations of any member nation of the European Union whose official currency is the euro, certificates, depository receipts or other instruments which evidence a direct ownership interest in such obligations or principal or interest payments due in respect thereof, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), to pay when due the principal of, premium, if any, and interest on the 2033 Notes;

(b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the 2033 Notes will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, which opinion must be based either on a change in the applicable U.S. federal income tax laws or regulations occurring after the Issue Date, or the Company having received a ruling from, or published by, the Internal Revenue Service to that effect;

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the 2033 Notes will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(d) no Default or Event of Default (other than a Default or Event of Default resulting from borrowing funds to be applied to make such deposit (and any similar concurrent deposit relating to other Indebtedness) or the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit; and

(e) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing provisions of this Section 9.03, the conditions set forth in the foregoing subsections (b), (c), (d) and (e) need not be satisfied so long as, at the time the Company makes the deposit described in subsection (a), (i) no Default under clauses (1), (2), (8) and (9) under Section 6.01 has occurred and is continuing on the date of such deposit and after giving effect thereto, and (ii) either (x) a notice of redemption has been transmitted providing for redemption of all the 2033 Notes not more than 60 days after such transmission and the requirements for such redemption shall have been complied with or (y) the Stated Maturity of the 2033 Notes will occur within 60 days. If the conditions in the preceding sentence are satisfied, the Company shall be deemed to have exercised its Legal Defeasance option or Covenant Defeasance option, as applicable.

If the funds deposited with the Trustee or other agent to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of and interest on the 2033 Notes when due, then the Company’s obligations and the obligations of the Guarantors under this Indenture will be revived with respect to the 2033 Notes and no such defeasance will be deemed to have occurred.”

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

COMPANY:

VIATRIS INC.

By:	/s/ John Miraglia
	Name:	John Miraglia
	Title:	Head of Global Treasury

GUARANTORS:

MYLAN INC.

By:	/s/ John Miraglia
	Name:	John Miraglia
	Title:	Director and Treasurer

MYLAN II B.V.

By:	/s/ John Miraglia
	Name:	John Miraglia
	Title:	Director

UTAH ACQUISITION SUB INC.

By:	/s/ Michael Rainerman
	Name:	Michael Rainerman
	Title:	Director, President, Secretary

[Signature Page to Supplemental Indenture]

TRUSTEE:

THE BANK OF NEW YORK MELLON

by:
/s/ Nathan Hodd
	Name:	Nathan Hodd
	Title:	Agent

[Signature Page to Supplemental Indenture]

EXHIBIT A

ISIN: XS3325429580	PRINCIPAL AMOUNT
Common Code: 332542958	€____________

REGISTERED NO. R-___

VIATRIS INC.
4.250% SENIOR NOTE DUE 2033

Unless this certificate is presented by an authorized representative of Euroclear Bank S.A./N.V., Belgium (“Euroclear”) or Clearstream Banking, S.A., Luxembourg (“Clearstream”) to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of The Bank of New York Depository (Nominees) Limited as the nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear and Clearstream, or their registered assigns, or such other name as requested by an authorized representative of Euroclear or Clearstream (and any payment is made to its authorized nominee or to such other entity as is requested by an authorized representative of Euroclear or Clearstream), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL as the registered owner hereof has an interest herein.

The following summary of terms is subject to the information set forth on the reverse hereof:

ORIGINAL ISSUE DATE:	June 17, 2026
MATURITY DATE:	June 17, 2033
INTEREST RATE:	4.250%
INTEREST PAYMENT DATE:	June 17
OPTIONAL REDEMPTION:	Yes

VIATRIS INC., a Delaware corporation (herein called the “Company,” which term includes any successor person under the indenture referred to on the reverse hereof), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited as the nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., or their registered assigns, the principal sum of €650,000,000 (Six Hundred Fifty Million Euro) on the Maturity Date of this Note, and to pay interest thereon from and including June 17, 2026, or from and including the last date in respect of which interest has been paid or provided for, as the case may be. Interest will be paid annually in arrears on the Interest Payment Date shown above, beginning on June 17, 2027 (except as provided below), at the Interest Rate per annum specified above, until the principal hereof is paid or made available for payment, and interest shall accrue on any overdue principal and on any overdue installment of interest (to the extent that the payment of such interest shall be legally enforceable) at the Interest Rate per annum shown above. The interest so payable and punctually paid or duly provided for on each Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the relevant record date for such interest, which shall be the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding such Interest Payment Date. The first payment of interest on this Note will be made on June 17, 2027 to the registered owner of this Note on the applicable record date, as described above. Any interest not punctually paid or duly provided for shall be payable as provided in the Indenture.

Beneficial owners of this Note will be paid in accordance with the procedures of Euroclear or Clearstream in effect from time to time.

If any payment otherwise required to be made in respect of this Note falls on a day that is not a Business Day, the payment of any required amount on such date shall be postponed to the next succeeding Business Day and no interest on such amount shall accrue for the period from such date to such next succeeding Business Day.

Interest on this Note will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or June 17, 2026 if no interest has been paid on this Note), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR INDIVIDUAL CERTIFICATES EVIDENCING THE SECURITIES REPRESENTED HEREBY IN DEFINITIVE FORM, THIS NOTE MAY BE TRANSFERRED IN WHOLE, BUT NOT IN PART, AND ONLY BY EUROCLEAR/CLEARSTREAM TO A NOMINEE OF EUROCLEAR/CLEARSTREAM OR BY A NOMINEE OF EUROCLEAR/ CLEARSTREAM TO EUROCLEAR/CLEARSTREAM OR ANOTHER NOMINEE OF EUROCLEAR/CLEARSTREAM, OR BY EUROCLEAR/CLEARSTREAM OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

In addition, ownership of beneficial interests in this Note will be limited to participants in Euroclear or Clearstream or persons that hold interests through such participants, and the transfer of beneficial interests herein will be effected only through records maintained by Euroclear or Clearstream (with respect to interests of participants in Euroclear or Clearstream) or by participants in Euroclear or Clearstream or persons that may hold interests through such participants (with respect to persons other than participants in Euroclear or Clearstream).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid until the certificate of authentication hereon shall have been manually or electronically signed by or on behalf of the Trustee or an authenticating agent under the Indenture referred to on the reverse hereof.

[Signature Pages to Follow]

Date of Authentication:

This is one of the Global 2033 Notes
referred to in the within-mentioned
Supplemental Indenture:

Dated: June 17, 2026

VIATRIS INC.

By:
Name:
Title:

Date of Authentication:

This is one of the Global 2033 Notes
referred to in the within-mentioned
Supplemental Indenture:

Dated: June 17, 2026

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

(Reverse of Note)

VIATRIS INC.
4.250% SENIOR NOTES DUE 2033
(herein called the “Notes”)

1.         General. This Note is one of a duly authorized series of debt securities of Viatris Inc., a Delaware corporation (the “Company”), issued under and pursuant to an indenture, dated as of June 17, 2026, by and among the Company, the guarantors from time to time party thereto and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of June 17, 2026 (the “Base Indenture” and, as so supplemented by the First Supplemental Indenture, the “Indenture”), by and among the Company, the guarantors from time to time party thereto (the “Guarantors”), and the Trustee, to which Indenture and all other indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantors and the holders of the Notes, this Note being subject to all terms therein contained. This Note is an unsecured obligation of the Company and will rank equally with all other unsecured and unsubordinated indebtedness for borrowed money of the Company.

The Guarantors have unconditionally guaranteed the Notes on an unsecured and unsubordinated basis on the terms and subject to the conditions of the Indenture.

2.          Payments.

(a)        Interest on this Note will be payable annually in arrears on June 17 of each year (the “Interest Payment Date”), beginning on June 17, 2027.

Interest on this Note will accrue from the last Interest Payment Date on which interest was paid on this Note, or if no interest has been paid on this Note, from the June 17, 2026.

(b)       All payments of interest and principal, including payments made upon any redemption of this Note, will be payable in euro. If, on or after June 12, 2026, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of this Note so made in U.S. dollars will not constitute an Event of Default under this Note or the Indenture. Neither the Trustee nor any paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

(c)       The Bank of New York Mellon, London Branch will initially act as paying agent for this Note, and the Trustee will initially act as transfer agent, security registrar and trustee for this Note. The Company may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

3.        Restrictive Covenants. This Note is an unsecured general obligation of the Company and is guaranteed by the Guarantors as provided in the Indenture. The Indenture does not limit other unsecured debt. It does limit certain debt and sale leaseback transactions. The limitations are subject to a number of important definitions, qualifications and exceptions set forth in the Indenture.

4.          Optional Redemption. The Notes are subject to optional redemption, including optional redemption for tax reasons, at any time prior to the Schedule Maturity Date, pursuant to the terms set forth in Article 4 of the First Supplemental Indenture.

5.         Payment of Additional Amounts. The Company or, if applicable, any Guarantor pursuant to its Guarantee of this Note under the Indenture will, subject to the exceptions and limitations set forth below, pay as additional interest on this Note or under its Guarantee in respect of this Note, as applicable, such additional amounts as are necessary in order that the net payment by the Company, any Guarantor or a paying agent of the principal of and interest on this Note or under its Guarantee in respect of this Note, as applicable, to a holder, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States, the Netherlands or any other jurisdiction in which the Company or any Guarantor or, in each case, any successor person substituted in accordance with the Indenture may be organized or resident for tax purposes, as applicable, or any political subdivision or taxing authority thereof or therein (each a “Relevant Taxing Jurisdiction”), will not be less than the amount provided in this Note or under the Guarantee in respect of this Note, as applicable, to be then due and payable; provided, that the foregoing obligation to pay additional amounts shall not apply:

(1)
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been present or engaged in a trade or business in the Relevant Taxing Jurisdiction or having had a permanent establishment in the Relevant Taxing Jurisdiction;

(b)
having a current or former connection with the Relevant Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of this Note or the receipt of any payment or the enforcement of any rights hereunder), including a connection as a citizen or resident of the Relevant Taxing Jurisdiction;

(c)
being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)
being or having been a “10-percent shareholder” of the Company or any Guarantor as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e)
being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3)(A) of the Code or any successor provision;

(2)
to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)
to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the Relevant Taxing Jurisdiction or any taxing authority therein or by an applicable income tax treaty to which the Relevant Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(5)
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7)
to any tax, assessment or other governmental charge withheld by any paying agent (which term may include us) from any payment of principal of or interest on any Note, if the holder or beneficial owner would have been able to avoid such withholding by presenting the Note to another available payment agent;

(8)
to any tax, assessment or other governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)
to any tax, assessment or other governmental charge imposed pursuant to sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof, or any amended or successor provisions), any agreement entered into pursuant to section 1471(b) of the Code, or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law, regulation, or other official guidance enacted in any jurisdiction implementing sections 1471 through 1474 of the Code or implementing such an intergovernmental agreement in connection with sections 1471 through 1474 of the Code);

(10)	to any tax, assessment or other governmental charge imposed pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021); or

(11)	in the case of any combination of the above items.

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under Section 5 hereof and Section 4.01(h) of the First Supplemental Indenture, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

The Company will not pay additional amounts on any Note presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent.

As used under Section 5 hereof, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction and “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

6.          Amendment, Supplement and Waiver. The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

7.          Authorized Denominations. The Notes are issuable in registered form without coupons in the minimum denomination of €100,000 and in any larger amount that is an integral multiple of €1,000.

8.          Exchange and Registration of Transfer. This Note is exchangeable only if (x) the depositary notifies the Company that it is unwilling or unable to continue as depositary for the Notes or if at any time the depositary ceases to be in good standing under the Securities Exchange Act of 1934, as amended, and the Company does not appoint a successor depositary within 90 days after the Company receives such notice or becomes aware that such depositary is no longer in good standing, or (y) the Company in its sole discretion determines that the Notes shall be exchanged for certificated Notes in definitive form, provided that the definitive Notes so issued in exchange for this Note shall be in authorized denominations and be of like aggregate principal amount and tenor and terms as the portion of this Note to be exchanged. Except as provided above, owners of beneficial interests in this Note will not be entitled to have this Note or Notes represented by this Note registered in their names or receive physical delivery of Notes in definitive form and will not be considered the holders hereof for any purpose under the Indenture. Any Notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the Trustee or other relevant agent of the Trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary.

9.          No Recourse Against Certain Persons. No present, past or future director, member, partner, officer, employee or equityholder of the Company, any Guarantor or any of their respective Subsidiaries will have any liability for any of the Company’s or any Guarantor’s obligations under this Note or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation (other than the Guarantors in respect of their respective Guarantees of the notes and the Company in respect of the notes). Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of this Note.

10.        Definitions. All terms used in this Note which are not defined herein but are defined in the Indenture shall have the meanings assigned to them therein.

11.        Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Viatris Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
Attention: Chief Financial Officer, Treasurer and Assistant Secretary

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfers unto

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _____________ attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Date:

Signature:

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global 2033 Note for an interest in another Global 2033 Note or for note in definitive form, or exchanges of a part of another Global 2033 Note or note in definitive form for an interest in this Global 2033 Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global 2033 Note	Amount of Increase in Principal Amount of this Global 2033 Note	Principal Amount of this Global 2033 Note following such decrease (or increase)	Signature of authorized officer of Trustee

* This schedule should be included only if the 2033 Note is issued in global form.

EXHIBIT B

FORM OF JOINDER TO FIRST SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

This JOINDER TO FIRST SUPPLEMENTAL INDENTURE (this “Joinder”), dated as of _____________, 20__, among ____________________ (the “Guarantor[s]”), [each] a subsidiary of Viatris Inc. (or [its/their] permitted successor[s]), a Delaware corporation (the “Company”), the Company and The Bank of New York Mellon, as trustee under the First Supplemental Indenture referred to below (the “Trustee”).

Recitals

The Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of June 17, 2026, among the Company, the guarantors from time to time party thereto, and the Trustee, as amended and supplemented by a first supplemental indenture thereto (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of June 17, 2026, among the Company, the guarantors from time to time party thereto, and the Trustee, providing for the original issuance of an aggregate principal amount of €650,000,000 of the Company’s 4.250% Senior Notes due 2033 (the “2033 Notes”).

The First Supplemental Indenture provides that under certain circumstances the Guarantor[s] will execute and deliver to the Trustee a joinder to First Supplemental Indenture pursuant to which the Guarantor[s] will unconditionally guarantee all of the Company’s Obligations under the 2033 Notes and the Indenture on the terms and conditions set forth in the Indenture (the “2033 Note Guarantee”).

Pursuant to Section 8.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Joinder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor[s] and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the 2033 Notes as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition will have the meanings assigned to them in the Indenture.

2.    Joinder. By execution hereof, the Guarantor[s] hereby agree[s] as of the date hereof, to become and [is/are] made [a party/parties] to the First Supplemental Indenture as a Guarantor as defined therein and following execution hereof, for all purposes under the First Supplemental Indenture, each Guarantor shall be included within the term “Guarantor” (as defined in the First Supplemental Indenture), in each case on the terms and subject to the conditions set forth in the Indenture and until released in accordance with the Indenture. The undersigned hereby agrees to be bound by all of the agreements, terms, conditions and restrictions applicable to a “Guarantor” as such term is defined in the First Supplemental Indenture; and, further, authorize[s] the Trustee to attach this signature page to the First Supplemental Indenture in order to make the Guarantor a party to the First Supplemental Indenture.

3.    Governing Law.  THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.   Counterparts.  The parties may sign any number of copies of this Joinder. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Joinder and of signature pages by electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Joinder as to the parties hereto and may be used in lieu of the original Joinder for all purposes. Signatures of the parties hereto transmitted by electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

5.    Effect of Headings.  The Section headings herein are for convenience only and will not affect the construction hereof.

6.    The Trustee.  The Trustee will not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Joinder or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantor and the Company. All of the provisions contained in the Base Indenture in respect to the rights, privileges, immunities, indemnities, protections, powers and duties of the Trustee shall be applicable to the Trustee in respect of this Joinder as fully and with like effect as if set forth herein in full.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to the First Supplemental Indenture to be duly executed; all as of the date first above written.

[GUARANTOR[S]]
By:
Name:
Title:

[COMPANY]
By:
Name:
Title:

[EXISTING GUARANTORS]
By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
not in its individual capacity, but solely as Trustee

By:
Name:
Title: